Exhibit 99.1

Press Release June 17, 2019
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2019 Earnings Guidance

FORT WAYNE, INDIANA, June 17, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2019 earnings guidance in the range of $0.86 to $0.90 per diluted share.  Comparatively, the company’s sequential first quarter 2019 earnings were $0.91 per diluted share and prior year second quarter earnings were $1.53 per diluted share.

Second quarter 2019 earnings from the company’s steel operations is expected to decrease in comparison to sequential first quarter results.  Although average product pricing declined across the steel platform, the reduced earnings were primarily related to lower profitability from the company’s long product steel operations, as shipments and metal spread declined in the quarter.  Underlying domestic steel demand remains intact although steel buying hesitancy and inventory destocking has resulted from a weakening scrap price environment.

Second quarter 2019 profitability for the company’s metals recycling platform is expected to decrease when compared to sequential first quarter results, principally based on reduced ferrous metal spread as average pricing declined through the quarter.

Second quarter 2019 earnings from the company’s steel fabrication business are expected to improve from sequential first quarter results, due to both higher shipments and metal spread expansion, as demand remains strong and steel input costs decline.  The order backlog is stronger than it was at this time last year, and customers remain optimistic concerning non-residential construction projects entering the summer construction season, although the unusually wet weather across the United States has caused some construction project delays.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500